EXHIBIT 10.45

RETIREMENT PLAN FOR EMPLOYEES

OF BRE PROPERTIES, INC.

SUMMARY PLAN DESCRIPTION

TABLE OF CONTENTS

INTRODUCTION	2

PLAN TYPE	2

1. What is a 401(k) Plan?	2

PLAN PARTICIPATION	2

2. Are all employees eligible to participate in the Plan?	2

3. What are the requirements for participation in the Plan?	2

4. When will I become a Participant in the Plan?	2

5. What happens if I leave my job and then I am re-employed by my Employer?	3

PLAN CONTRIBUTIONS	3

6. Am I required to contribute to the Plan?	3

7. May I voluntarily contribute to the Plan?	3

8. How can I request that my Employer make Elective Deferrals to the Plan on my behalf?	4

9. Can I change the amount of my Elective Deferrals to the Plan?	4

10. Are there legal limits on my Elective Deferrals?	4

11. Aside from Elective Deferrals, will my Employer make other types of contributions to the Plan?	5

12. What are Employer Matching Contributions?	5

13. Are there legal limits on Matching Contributions?	5

14. What are Qualified Matching Contributions?	6

15. What are Qualified Non-Elective Contributions?	6

16. Am I entitled to any minimum contribution?	6

17. Who is responsible for accounting to me for my benefits in the Plan?	6

18. Will I receive all the funds in my Account when I leave employment?	7

19. Can I lose all or part of my Account?	7

DISTRIBUTION OF BENEFITS	8

20. How do I become entitled to receive a distribution from the Plan?	8

21. When will my benefit distribution occur?	8

22. May I postpone distribution of my benefits?	8

23. May I assign or pledge my interest in the Plan?	9

24. Who is entitled to receive my Account if I die before it is distributed?	9

25. How will my benefits be distributed?	9

26. How will my benefits be taxed?	10

INVESTMENT OF PLAN ASSETS	11

27. How are contributions to the Plan invested?	11

WITHDRAWALS AND LOANS	11

28. Is any portion of my Account available to me while I am still working for the Employer?	11

29. Are loans available to Participants under the Plan?	12

CLAIMS PROCEDURES	12

30. How may I file a claim for benefits?	12

ADDITIONAL INFORMATION	13

31. May changes be made to the Plan?	13

32. Who has the authority to make decisions in connection with the Plan?	13

33. Are there limitations on my rights under the Plan?	13

34. Are my benefits guaranteed by the Pension Benefit Guaranty Corporation (PBGC)?	13

35. What legal rights do I have as a Participant in the Plan?	13

-i-

Name of Plan:	Retirement Plan for Employees of BRE Properties, Inc. (the “Plan”)

Employer:	BRE Properties, Inc. 44 Montgomery Street 36th Floor San Francisco, CA 94104 415-445-6597

Plan Administrator:	BRE Properties, Inc. 44 Montgomery Street 36th Floor San Francisco, CA 94104 415-445-6597 The Employer is responsible for administering the Plan.

Employer’s Federal Tax Identification Number:	94-1722214

Plan Number:	001

Plan Year begins:	January 1

Plan Year ends:	December 31

Plan Effective Date:	January 2, 2002 This Plan replaces the existing plan, originally effective October 1, 1987.

Trustee and Recordkeeper:	Putnam Fiduciary Trust Company One Post Office Square Boston, MA 02109

Agent for Service of Legal Process:	BRE Properties, Inc. 44 Montgomery Street 36th Floor San Francisco, CA 94104 Service of legal process may also be made upon the Plan Administrator or the Trustee.

INTRODUCTION

This is a general summary of the Retirement Plan for Employees of BRE Properties, Inc., a Putnam prototype retirement plan that has been adopted by your Employer. The Plan is designed to allow you to save for your retirement on a tax-deferred basis by making a salary reduction agreement with your Employer and to provide you with the opportunity to share in your Employer’s contributions to the Plan.

This summary highlights the most important provisions of the Plan, but it is not the complete Plan. In case of any difference between this summary and the Plan, the provisions of the Plan will control. A copy of the complete Plan is available for inspection at your Employer’s office.

PLAN TYPE

1.	What is a 401(k) Plan?

A 401(k) Plan is a deferred compensation plan designed to allow you to save for your retirement on a tax-deferred basis by entering into a salary reduction agreement with your Employer.

All contributions under the Plan will be held in a Trust Fund. A separate Account will be established to record your share of the amount held in the Trust Fund.

PLAN PARTICIPATION

2.	Are all employees eligible to participate in the Plan?

All employees of the Employer are eligible to participate in the Plan except members of a collective bargaining unit, leased employees and temporary employees.

3.	What are the requirements for participation in the Plan?

You will begin to participate in the Plan after you have completed one 6-month Eligibility Period.

An Eligibility Period is a period of 6 consecutive months, starting on your first day of work, or any anniversary of that day, or the period of 6 consecutive months following your first day of work or any anniversary thereof.

If you are an employee of an acquired business, the Eligibility Period for you will be the period described above beginning on the date you began work with the acquired business.

4.	When will I become a Participant in the Plan?

If you were a Participant in a Plan of the Employer on the day before the Effective Date, you automatically continue to participate in the Plan.

Otherwise, you will begin to participate in the Plan on the first day of the month following the date you fulfill the requirements.

If you are a member of an ineligible group of employees when you satisfy the eligibility requirements, you will become a Participant on the date when you change to an eligible group.

5.	What happens if I leave my job and then I am re-employed by my Employer?

If you were not a Participant in the Plan before you left your job, you must satisfy the eligibility requirements described in Questions 2 and 3 before you can participate in the Plan after your re-employment. If you were a Participant in the Plan before you left your job, and some portion of your Employer Matching Account had become vested (see Question 18), you will become a Participant again as soon as you become a member of an eligible group of employees of the Employer.

If you were a Participant in the Plan before you left your job, but no portion of your Employer Matching Account had become vested (see Question 18), you will become a Participant again when you become a member of an eligible group of employees of the Employer only if your time away from the Employer did not extend for five consecutive One-Year Eligibility Breaks. A One-Year Eligibility Break is a period of 12 consecutive months, starting on your first day of work or any anniversary of that day, in which you are credited with not more than 500 Hours of Service. If you return to work with the Employer after you have five consecutive One-Year Eligibility Breaks, you will be considered a new employee.

PLAN CONTRIBUTIONS

6.	Am I required to contribute to the Plan?

You are not required to contribute to the Plan, but you will receive Employer Matching Contributions under the Plan only if you contribute.

7.	May I voluntarily contribute to the Plan?

You may save for your retirement on a tax-deferred basis by requesting that your Employer make Elective Deferrals to the Plan on your behalf through payroll deductions. The amount you choose to have contributed as an Elective Deferral reduces the amount of compensation on which you must pay federal income tax.

You may only make Elective Deferrals to the Plan. You may not make voluntary after-tax contributions. Any after-tax contributions you made in prior Plan Years will remain in the Plan until they are distributed or withdrawn. Your voluntary after-tax contributions will be accounted for separately from any employer contributions, and the earnings on these contributions will not be taxed until they are distributed or withdrawn.

If you are in a group of employees eligible to participate in the Plan, you may contribute to the Plan as a “rollover” contribution certain amounts distributed to you from another employer’s qualified retirement plan. You do not have to satisfy the Plan’s age and service requirements before you make a rollover contribution. Amounts so contributed will be credited to a Rollover Account for your benefit.

8.	How can I request that my Employer make Elective Deferrals to the Plan on my behalf?

You can arrange to make Elective Deferrals to the Plan by entering into a salary reduction agreement with your Employer. The amount you designate in your salary reduction agreement will be contributed by your Employer to the Plan as an Elective Deferral on your behalf.

You may enter into a salary reduction agreement effective as of the first business day of each month.

In your salary reduction agreement, you can elect to reduce your Earnings by an amount up to 15% of your Earnings for the Plan Year.

You may not separately elect to have separate Elective Deferrals taken out of cash bonuses you receive from your Employer.

For purposes of determining the amount and allocation of Elective Deferrals and Employer Matching Contributions under the Plan, your Earnings include the first $200,000 (for 2002) of Form W-2 compensation as defined in Section 2.8 of the Plan and any amounts you contribute to a 401(k) plan, Section 125 plan, Section 403(b) plan, SARSEP, Section 457 plan or Section 414(h)(2) plan.

The $200,000 limit on Earnings will be adjusted periodically to reflect changes in the cost of living. For any short Plan Year, the $200,000 limit will be pro-rated based upon the number of months in the short Plan Year.

Compensation is based on what you earn during the Plan Year. However, for your initial year of participation in the Plan, compensation is recognized from the date you enter the Plan.

9.	Can I change the amount of my Elective Deferrals to the Plan?

Once you enter into a salary reduction agreement with your Employer, you can change the amount of Elective Deferrals being made on your behalf by entering into a new salary reduction agreement effective as of any date listed in Question 8. You can stop Elective Deferrals altogether at any time by terminating your salary reduction agreement with your Employer, effective as soon as administratively feasible.

10.	Are there legal limits on my Elective Deferrals?

There are legal limits on the amount of Elective Deferrals that may be made to the Plan on your behalf. First, the total amount of Elective Deferrals that can be made during any calendar year, to this Plan and any other 401(k) plan in which you participate, is $11,000 for 2002. These dollar amounts are adjusted periodically for inflation by the IRS.

If you exceed this limit in any calendar year, you can request that the excess amount be returned to you from this Plan. To do so, you must notify your Employer that you made excess Elective Deferrals during the calendar year, and specify the amount of excess Elective Deferrals to be distributed from this Plan. Your Employer must receive your notice no later than March 15 following the end of the calendar year in which you contributed the excess amount. The amount of your excess Elective Deferrals (adjusted for income or loss) will be returned to you by April 15.

A second limitation applies only to certain highly compensated Participants. Highly compensated Participants are certain owners of the Employer’s business and Participants who earn over a certain dollar amount. The maximum amount of Elective Deferrals that may be made on behalf of those Participants in any Plan Year depends on the amount of Elective Deferrals made for all other Participants. If the elective Deferrals for any highly compensated Participant exceed this limit during any Plan Year, then the excess Elective Deferrals (adjusted for income or loss) will be returned to the highly compensated Participant by the last day of the following Plan Year.

If you are or have ever been a Participant in another Qualified Plan maintained by your Employer, certain limitations may apply to allocations under this Plan. If these limitations apply to you, your Employer will contact you.

11.	Aside from Elective Deferrals, will my Employer make other types of contributions to the Plan?

Yes, your Employer may also make the following contributions to the Plan:

a.	Employer Matching Contributions.

b.	Qualified Matching Contributions.

c.	Qualified Non-Elective Contributions.

12.	What are Employer Matching Contributions?

Your Employer makes Employer Matching Contributions to the Plan on behalf of all Qualified Participants.

The amount of Employer Matching Contributions for each Qualified Participant for each Plan Year will be 75% of Elective Deferrals up to 4% of Earnings.

To be a Qualified Participant eligible to receive Employer Matching Contributions for a Plan Year, an Employee must be credited with one Hour of Service in the Plan Year.

Forfeitures of Employer Matching Contributions by Participants who leave employment will be applied toward the Employer Matching Contribution for remaining Participants.

13.	Are there legal limits on Matching Contributions?

There are legal limits on the amount of Matching Contributions that can be made for certain highly-paid Participants, based on the Matching Contributions made for all other Participants. If the Matching Contributions for any highly-paid Participant exceed the limit during any Plan Year, the excess amount (adjusted for income or loss) shall be forfeited if forfeitable under the Plan, or if not forfeitable, distributed to the highly-paid Participant no later than the end of the following Plan Year.

14.	What are Qualified Matching Contributions?

Your Employer may make Qualified Matching Contributions to the Plan on behalf of all Qualified Participants who have made Elective Deferrals to the Plan.

The amount of Qualified Matching Contributions, if any, for each eligible Qualified Participant for each Plan Year will be a variable amount, selected by the Employer.

15.	What are Qualified Non-Elective Contributions?

Your Employer may make Qualified Non-Elective Contributions to the Plan on behalf of all Participants who are non-highly compensated employees who made Elective Deferrals during the Plan Year in which the Qualified Non-Elective Contributions are made.

The amount of Qualified Non-Elective Contributions made by your Employer each Plan Year is an amount determined by your Employer each year, to be shared in proportion to the earnings by Participants on whose behalf the Qualified Non-Elective Contributions are made.

16.	Am I entitled to any minimum contribution?

For any Plan Year when the Plan is a “top heavy” plan, certain Participants (called non-Key Employees) who are employed on the last day of the Plan Year must receive a minimum contribution. The minimum contribution for these Participants is three percent of their Earnings (or the highest percentage of Earnings that is allocated to any Key Employee, if that is less than three percent). A plan is “top-heavy” if more than 60% of the assets in its Trust Fund are held in the Accounts of certain owners or officers of the Employer.

17.	Who is responsible for accounting to me for my benefits in the Plan?

The Plan Administrator is required to account for each Participant’s interest in the Plan. When you become a Participant, a separate Account will be set up for you on the records of the Plan, showing the different types of contributions to the Plan allocated to your Account, such as:

a.	Elective Deferrals;

b.	Employer Matching Contributions;

c.	Qualified Matching Contributions;

d.	Qualified Non-Elective Contributions; and

e.	Rollover Contributions.

Your Employer will provide you with a periodic statement of your Account in the Plan.

18.	Will I receive all the funds in my Account when I leave employment?

You will receive the funds in your Elective Deferral Account and Rollover Account when you reach Normal Retirement Age (which is age 65), or when you die or become disabled, or when your employment terminates for any other reason. You are always 100% vested in your Elective Deferral and Rollover Accounts.

You will receive only that portion of your Employer Matching Account that has become vested under the vesting schedule below. You will have a 100% vested interest in your Account when you reach Normal Retirement Age (age 65), or when you die or become disabled. If you leave your job with the Employer before one of these events occurs, you will be vested in your Employer Matching Account in accordance with the following schedule:

Employer Matching Account

Five-Year Graded Schedule:
Vested Percentage:	20%	40%	60%	80%	100%
Years of Service	1	2	3	4	5

19.	Can I lose all or part of my Account?

Upon termination of employment, you can lose only the portion of your Account that is not vested. Any part of your Employer Matching Account in which you are not vested will be forfeited, and lost to you as a benefit, at the end of the Plan Year in which you incur five consecutive One-Year Breaks in Service, unless you take a distribution of your vested balance before the five-year break, in which case the nonvested portion is considered forfeited in the year of distribution. If you return to work with the Employer before you have five consecutive One-Year Breaks in Service, you will not forfeit any portion of your Account. (Exception: If the vested portion of your Account was distributed to you upon your termination of employment, you must repay the distributed amount back to the Plan in order to reclaim the non-vested portion when you return to employment.)

Forfeited amounts will be used to reduce other contributions required of the Employer.

You can lose only the portion of your Account that is not vested. You will always be 100% vested in any amounts in the following Accounts:

a.	Elective Deferral Account;

b.	Rollover Account;

c.	Qualified Matching Contribution Account; and

d.	Qualified Non-Elective Contribution Account.

In addition, if you made after-tax contributions to a plan your Employer formerly maintained, those contributions and their earnings will be 100% vested at all times and will be held in a separate Account under this Plan.

DISTRIBUTION OF BENEFITS

20.	How do I become entitled to receive a distribution from the Plan?

You (or your beneficiary) will be entitled to receive a distribution of your vested Account in the Plan upon termination of your employment; your retirement, death or disability; termination of the Plan, without the establishment of a successor plan; the Employer’s sale to an unrelated corporation of the business in which you are employed; or upon your request after you reach age 59 1/2.

21.	When will my benefit distribution occur?

If you terminate employment, retire or become disabled, your distribution will begin no later than 60 days after the end of the Plan Year in which you become entitled to a distribution.

If you retire before you reach 70 1/2 and you elect to postpone your distribution, you must begin to receive your distribution no later than the April 1 following the year you reach age 70 1/2.

You will be eligible for a distribution on account of disability if you have terminated employment with the Employer, and you are unable to engage in substantial gainful activity on account of a mental or physical impairment that can be expected to last for at least 12 months or to result in your death.

If you continue to be employed after you reach Normal Retirement Age, you will continue to be eligible to make Elective Deferrals and to continue to receive any Employer Matching Contributions.

If you are still employed after age 70 1/2, you will not be required to receive a distribution from the Plan until the April 1 following the year you retire. As described in “Withdrawals and Loans,” you may make a voluntary withdrawal from your vested Account before you retire.

However, if you are a 5% or greater owner of the Employer’s business, your distribution must begin no later than the April 1 following the year you reach age 70 1/2, regardless of when you retire.

22.	May I postpone distribution of my benefits?

The Plan will automatically distribute in a lump sum any vested Account balance that does not exceed $5,000, as soon as administratively feasible and no later than 60 days after the end of Plan Year in which you terminate employment. If your vested Account balance is more than this dollar amount, you may elect to postpone distribution of your benefits until you are required to begin receiving distributions as described above.

23.	May I assign or pledge my interest in the Plan?

No. However, your interest in the Plan may be subject to claims under a “qualified domestic relations order” issued by a court, granting to your spouse, former spouse, children or other dependents a right to receive all or part of your Account as support, alimony, or property settlement.

24.	Who is entitled to receive my Account if I die before it is distributed?

If you are married at the time of your death, your Account will be distributed to your surviving spouse unless your spouse has previously consented in writing, before a Plan representative or notary public, to payment of the death benefit to another beneficiary you have named. If you are unmarried at the time of your death, the death benefit will be distributed to your named beneficiary.

You may name a beneficiary only by completing a form provided to you for this purpose by the Employer, and returning the completed form to the Employer. If you wish to change the beneficiary you have named, you must complete a second form and return it to the Employer. The latest form you have completed and returned to the Employer before your death will control.

If you do not have a spouse or a named beneficiary living at the time of your death, your death benefit will be distributed to the personal representative (executor or administrator) of your estate.

25.	How will my benefits be distributed?

You may elect any of the following forms of payment:

a.	a single cash payment (If your Account is invested in Employer Stock, a lump sum payment may be made in cash or in Employer Stock or in a combination of both); or

b.	a series of cash payments, or Employer Stock, in substantially equal installments; or

c.	any other optional form of distribution available under the Plan of the Employer in effect prior to the Effective Date.

Exception:    If the value of the vested portion of your Account is not more than $5,000, your benefits will be distributed in a single payment in cash.

If you choose a form other than a single payment, the period over which payments are made cannot be longer than one of the following:

i.	your lifetime, or

ii.	the lifetime of you and your designated beneficiary, or

iii.	a number of years no longer than your life expectancy, or the joint life expectancy of you or your designated beneficiary.

If you die after payments begin but before they are finished, payments will continue to your beneficiary at least as rapidly as under the method of distribution you selected.

Spousal Benefit Rules

If this Plan is an amendment to a prior plan that provided a life annuity as the normal or automatic form of benefit, the Spousal Benefit Rules described in the following paragraphs apply to every married Participant.

The Spousal Benefit Rules provide that:

a.	If you are married when distributions begin, your Account will be distributed in the form of a joint and survivor annuity for you and your spouse, unless you elect otherwise and your spouse consents to your election in writing before a Plan representative or a notary public. The joint and survivor annuity contract will provide monthly payments to you during your lifetime, and if you die before your spouse, monthly payments equal to 50% of the payments made during your life will continue to your surviving spouse until his or her death. The amount of the annuity payments will depend on the value of the annuity that can be purchased with your Account at the time distribution begins.

b.	If you are unmarried, your Account will be distributed in the form of a life annuity unless you elect otherwise in writing. The life annuity will provide for monthly payments to you during your lifetime and all payments will end at your death. The amount of the annuity payments will depend upon the value of the annuity that can be purchased with your Account at the time distribution begins.

If the Spousal Benefit Rules do not apply to you, then you cannot elect any annuity payable for a person’s lifetime, but you can elect an annuity for a specified number of years.

26.	How will my benefits be taxed?

Income tax withholding rules apply to distributions from the Plan. If your Account distributions will continue over a period of at least 10 years in substantially equal installments, you may elect whether to have federal income tax withheld. If your Account will be distributed in any other form—such as a single payment—then the Plan must withhold federal income tax equal to 20% of the distribution unless you arrange for a direct transfer to an individual retirement account (IRA) or another employer’s qualified retirement plan. You will receive a special tax notice explaining the choices available to you about withholding before any payment is made to you from the Plan.

INVESTMENT OF PLAN ASSETS

27.	How are contributions to the Plan invested?

Contributions to the Plan are invested by the Trustee in shares of Putnam mutual funds or other investments available under the Plan as chosen by your Employer. The Plan Administrator will provide you with current copies of the prospectus describing each investment option on request to the Plan Administrator.

Investments for your Accounts will be selected by you and may be changed daily. Please see your Plan Administrator for an explanation of the procedures you must follow to direct the investment of your Account.

Employer stock will be voted in accordance with the Participant’s instructions.

Employer Stock will be tendered in accordance with the Participant’s instructions.

WITHDRAWALS AND LOANS

28.	Is any portion of my Account available to me while I am still working for the Employer?

If you contributed a Rollover Contribution to the Plan, you may withdraw all or part of such Rollover Contribution for any reason upon request, even if you are still employed by the Employer.

If you have made after-tax contributions to the Plan prior to the Plan Year in which your Employer adopted this Plan, you may withdraw all or part of them on the same terms that applied under your Employer’s prior plan.

You may withdraw from your Elective Deferral Account (adjusted for income or loss through December 31, 1988), Rollover Account, and Employer Matching Contribution Account if you demonstrate to the Plan Administrator that you are experiencing financial need. Hardship distributions can be made only for uninsured medical expenses, purchase of your principal residence, payment of the next 12 months of post-secondary education for you or a member of your immediate family, or to prevent the loss of your residence. You must stop making Elective Deferrals for 12 months after a hardship distribution, and your yearly dollar limit for Elective Deferrals in the calendar year you resume participation will be reduced by the amount of Elective Deferrals you made in the calendar year of your hardship distribution.

If you have reached age 59 1/2, you may withdraw all or part of the vested portion of your Account.

29.	Are loans available to Participants under the Plan?

You may borrow from your Account, subject to the Loan Program established by your Employer and the following requirements:

The total amount of all loans may not exceed the lesser of:

a.	one-half of your vested Account balance; or

b.	$50,000 (reduced by the highest outstanding loan balance for all loans during the one-year period ending on the day before the date this loan becomes effective).

This limit applies to all loans from the Plan and other tax qualified retirement plans of the Employer and considers all loans outstanding from all plans.

A loan must be repaid over a period of no more than five years, unless it is used to acquire your principal residence, in which case the repayment period may exceed five years. You must make payments of principal and interest no less frequently than quarterly over the term of your loan. Payment will be made through payroll deduction. Interest will be charged at a rate established by the Employer, on a nondiscriminatory basis, taking into consideration the interest rates then being charged on similar loans by independent commercial lenders (for example, savings and loan companies in your locality). You will be required to sign a promissory note pledging up to half of the value of your vested Plan Account as collateral for the loan.

Your loan will be accounted for separately. After the loan proceeds are paid to you, the value of your Account will include your obligation to repay the loan (usually represented by the promissory note or credit agreement that you signed (“Note”)). Repayments of principal and interest will be deposited in your Account and applied against this Note reducing your outstanding loan balance. If your employment with the Employer ends while a loan is outstanding, the remaining unpaid balance of the loan is offset against the remaining value of the Note. The Note will be canceled and you will receive any remaining cash held in the Account (to the extent vested). You may be subject to income taxes and a penalty tax on the distribution from your Account, including the value of any principal and interest on your Plan loan that you have not repaid. You may avoid income taxes by repaying the full amount of your loan and then making a direct rollover of your Account balance to an IRA or another employer’s plan. Contact your Plan Administrator for more information.

CLAIMS PROCEDURES

30.	How may I file a claim for benefits?

You or your beneficiary may notify the Plan Administrator in writing of a claim for benefits under the Plan. If your claim is denied, the Plan Administrator will provide you with written notice specifying the reason for denial and pointing out the Plan provisions on which the denial is based, and explaining what additional evidence (if any) you should submit to prove that you are entitled to the benefit claimed. You must be given a reasonable opportunity for a full and fair review of your claim, and you are entitled to examine Plan documents and records and to submit issues and comments in support of your claim in writing or orally. The Plan Administrator’s decision on review of your denied claim will be made and communicated in writing no later than 120 days after receipt of your request for review.

ADDITIONAL INFORMATION

31.	May changes be made to the Plan?

Although it intends to continue the Plan indefinitely, your Employer specifically reserves the right to amend or to terminate the Plan, but no amendment to the Plan may take away any amount already credited to your Account. If the Plan is terminated, every Participant’s Account will become fully vested and will be distributed from the Trust in one of the forms described in Question 25.

32.	Who has the authority to make decisions in connection with the Plan?

The Plan Administrator has discretionary authority to interpret the written terms of the Plan and to apply them to specific situations (for example, to determine whether a person has completed the requirements for Plan participation).

33.	Are there limitations on my rights under the Plan?

The Plan does not give any person the right to remain as an employee of the Employer. It creates only those rights specifically provided in the Plan.

Section 415 of the Internal Revenue Code of 1986 limits the amount of benefits and contributions that may be made to qualified retirement plans for a person in a given year. If this limit ever affects your Account in the Plan, the Employer will notify you.

34.	Are my benefits guaranteed by the Pension Benefit Guaranty Corporation (PBGC)?

Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation, because the Plan is a “defined contribution” plan. The retirement benefit you receive will depend on how long you work for the Employer, the amount you and the Employer contribute, the amount of your earnings and the investment performance of your Account.

35.	What legal rights do I have as a Participant in the Plan?

As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits

a.	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefits Administration.

b.	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies.

c.	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this Summary Annual Report.

d.	Obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age and if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once every 12 months. The Plan must provide the statement free of charge.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance—

•	If you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

•	If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

•	If you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.

•	If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

Putnam Retail Management

Call toll free 1-800-752-5766

March 2002